Exhibit 10.14.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 9th day of February, 2010 (the “Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to Rogers Street, LLC (“Original Landlord”)), and IRONWOOD PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Microbia, Inc.) (“Tenant”).

RECITALS

A.            WHEREAS, Original Landlord and Tenant entered into that certain Lease dated as of January 12, 2007, as amended by that certain First Amendment to Lease dated as of April 9, 2009 (collectively, as the same may have been otherwise amended, supplemented or modified from time to time,  the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord at 301 Binney Street in Cambridge, Massachusetts (the “Building”);

B.            WHEREAS, Tenant desires to lease additional premises from Landlord; and

C.            WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2.             Rights of Building Tenants in Additional Premises.  As of the Execution Date, Landlord represents and warrants that no other person or entity has any enforceable rights with respect to the leasing or occupancy of the Additional Premises as a tenant.

3.             Additional Premises.  As of the Execution Date, Landlord hereby leases to Tenant approximately 50,000-60,000 contiguous rentable square feet of additional premises located on the third floor of the Building, as depicted on Exhibit A attached hereto (the “Additional Premises”).  The Additional Premises will be occupied in two phases.  The first phase (the “Additional Premises Initial Phase”) shall consist of at least 30,000 rentable square feet of space and the second phase (the “Additional Premises Second Phase”) shall consist of an amount of rentable square footage to be determined by Tenant, provided that the total Additional Premises shall not exceed 60,000 rentable square feet of space and shall not be less than 50,000 rentable square feet of space.  The actual rentable square footage and actual useable square footage of the Additional Premises Initial Phase and the Additional Premises Second Phase will be adjusted and mutually agreed to between Landlord and Tenant based upon the actual constructed rentable square footage and actual constructed usable square footage determined in accordance with the Measurement Standard.  Tenant shall have the right, subject to the limitations set forth above, to determine the size of the Additional Premises

Second Phase until the earlier of (a) such time that Landlord presents a bona fide offer on any remaining unoccupied space on the third floor of the Building that could include a portion of the Additional Premises Second Phase to a third party and (b) December 31, 2010; provided that Landlord shall give Tenant written notice at least 10 business days prior to making or accepting any offer under clause (a).  If any such offer does not result in a binding obligation to lease the remaining space, Landlord shall advise Tenant of the same and Tenant shall again have the right to adjust the actual square footage of the Additional Premises Second Phase as provided in the previous sentence.

4.             Term Commencement Date.  The term with respect to the Additional Premises shall commence upon the Execution Date and shall terminate, subject to any extension options granted pursuant to the Lease, simultaneous with the expiration of the Term.  From and after the Execution Date, the term “Premises,” as used in the Lease, shall mean the Original Premises plus the Additional Premises and, except as otherwise provided herein, all provisions of the Lease, including (without limitation) the option to extend the Term as set forth in Section 3.03 of the Lease, shall apply to such Premises.

5.             Additional Premises Initial Phase Rent Commencement Date.  Rent, with respect to the Additional Premises Initial Phase, shall commence upon substantial completion of the Finish Work within the Additional Premises Initial Phase and Tenant’s occupancy thereof for the conduct of its business, but in no event later than July 1, 2010 (the “Additional Premises Initial Phase Rent Commencement Date”).  Following the Additional Premises Initial Phase Rent Commencement Date, Landlord and Tenant shall enter into an amendment to the Lease, as amended hereby, memorializing the actual useable square footage and the actual rentable square footage of the Additional Premises Initial Phase, the Additional Premises Initial Phase Rent Commencement Date, an appropriate adjustment to Tenant’s Pro Rata Share and the Additional Premises Finish Work Allowance with respect thereto.

6.             Additional Premises Second Phase Rent Commencement Date.  Rent, with respect to the Additional Premises Second Phase, shall commence upon substantial completion of the Finish Work within the Additional Premises Second Phase and Tenant’s occupancy thereof for the conduct of its business, but in no event later than July 1, 2011 (the “Additional Premises Second Phase Rent Commencement Date”). Following the Additional Premises Second Phase Rent Commencement Date, Landlord and Tenant shall enter into an amendment to the Lease, as amended hereby, memorializing the actual useable square footage and the actual rentable square footage of the Additional Premises Second Phase, the Additional Premises Second Phase Rent Commencement Date, an appropriate adjustment to Tenant’s Pro Rata Share and the Additional Premises Finish Work Allowance with respect thereto.

7.             Tenant’s Pro Rata Share.  Tenant’s Pro Rata Share shall be increased on the Additional Premises Initial Phase Rent Commencement Date to include the actual rentable square footage of the Additional Premises Initial Phase in the calculation of Tenant’s Pro Rata Share.  Tenant’s Pro Rata Share shall be further increased on the Additional Premises Second Phase Rent Commencement Date to include the actual rentable square footage of the Additional Premises Second Phase in the calculation of Tenant’s Pro Rata Share.

8.             Base Rent/Annual Adjustments:  The initial Base Rent for (i) the Additional Premises Initial Phase shall be $42.00 per rentable square foot per year and (ii) the Additional Premises Second Phase shall be $42.50 per rentable square foot per year commencing on the respective Rent Commencement Date for each phase.  Base Rent for the Additional Premises Initial Phase shall be increased during the initial Term on each annual anniversary of the Additional Premises Initial Phase Rent Commencement Date by fifty cents ($0.50) per rentable square foot per year.  Base Rent for the Additional Premises Second Phase shall be increased during the initial Term on each annual anniversary of the Additional Premises Second Phase Rent Commencement Date by fifty cents ($0.50) per rentable square foot per year.  Base Rent for the Additional Premises shall not be increased on the Interim Date as provided in Section 1.16 of the Lease.  Base Rent for the Additional Premises for any Extension Term or Terms shall be determined in accordance with Section 1.16 of the Lease.  Commencing on the respective Rent Commencement Date for each phase, the Base Rent for such phase of the Additional Premises shall be paid in equal monthly installments in advance on the first day of each and every calendar month during the Term as set forth in Section 4.01 of the Lease.  To the extent the Rent Commencement Date for either phase occurs before the actual rentable square footage of such phase is determined in accordance with Section 3 of this Amendment, the parties hereto agree to true up all payments of Rent for such phase made prior to the date such actual square footage is determined within thirty (30) days of the date such actual rentable square footage is determined.  The parties will also make any appropriate adjustments and true ups for payments of the Additional Premises Finish Work Allowance for such phase within thirty (30) days of the date such actual rentable square footage is determined.

9.             Finish Work Allowance.  Landlord shall provide to Tenant an additional Finish Work Allowance of Fifty-Five Dollars ($55.00) per rentable square foot of Additional Premises (the “Additional Premises Finish Work Allowance”) in order to fund, pursuant to the terms and procedures set forth in Sections 10.04(c) and 10.05 of the Lease (including, without limitation, Tenant’s rights under the last paragraph of Section 10.04(c)-2 of Exhibit 10.04(c)), the design and construction by Tenant of the Finish Work with respect to the Additional Premises; provided that, notwithstanding anything in Sections 10.04(c) or 10.05 of the Lease to the contrary, (i) Tenant shall have no obligation to pay or reimburse Landlord for any costs or expenses to review or supervise the construction of the Finish Work with respect to the Additional Premises, to review the Construction Documents related thereto or to assist with government filings and (ii) Landlord’s approval of the Construction Documents related to the Finish Work with respect to the Additional Premises shall not be unreasonably withheld, conditioned or delayed.  The Finish Work Allowance provided for the Additional Premises Initial Phase and the Additional Premises Second Phase shall be determined based on the actual constructed rentable square footage of each Phase.  The Finish Work Allowance for the Additional Premises Initial Phase must be utilized for Finish Work constructed within the Additional Premises Initial Phase and the Finish Work Allowance for the Additional Premises Second Phase must be utilized for Finish Work constructed within the Additional Premises Second Phase.  Tenant will not be required to remove the Finish Work constructed within the Additional Premises at the end of the Term.

10.           Condition of Premises.   Tenant acknowledges that, other than as set forth below or in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Additional Premises, the Building or the Property, or with respect to the suitability of the Additional Premises, the Building or the Property for the conduct of Tenant’s business.  Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises and agrees to take the same in its condition “as is” as of the Execution Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises for Tenant’s occupancy or to pay for or construct any improvements to the Additional Premises, except that Landlord shall complete the items listed on Exhibit B attached hereto prior to March 1, 2010  and provide the Finish Work Allowance as described in Section 9 above. Landlord hereby represents and warrants that, as of the Execution Date, the common area of the Building and the Additional Premises are in compliance with all Legal Requirements.

11.           Parking.  In addition to any existing Tenant rights to parking spaces under the Lease, commencing on January 1, 2011, Landlord shall provide Tenant with 1.0 parking spaces per 1,000 useable square feet (exclusive of mechanical space) of Additional Premises Initial Phase, plus ten additional spaces, at Landlord’s then-current prevailing monthly rate for parking spaces.  Furthermore, commencing on the Additional Premises Second Phase Rent Commencement Date, Landlord shall provide Tenant with 1.0 parking spaces per 1,000 useable square feet (exclusive of mechanical space) of Additional Premises Second Phase at Landlord’s then-current prevailing monthly rate for parking spaces.  Following such date, upon Tenant’s request, Tenant shall have the right to temporarily use any additional parking spaces then-available for use at Landlord’s then-current prevailing monthly rate for parking spaces until such spaces are assigned to future tenants of the Building or future tenants of the building located at 320 Bent Street, Cambridge, Massachusetts. Tenant’s use of the parking spaces provided hereunder and Tenant’s rights with respect thereto (including (without limitation) limitations on increases in the prevailing monthly rate for parking spaces) shall otherwise be in accordance with the terms of Section 2.01(d) of the Lease.

12.           Right of First Refusal.  In addition to Tenant’s Right of First Offer set forth in Article 18 of the Lease and Tenant’s Right of First Refusal set forth in Article 19 of the Lease, for so long as Tenant occupies at least seventy-five percent (75%) of the Premises for which Base Rent has commenced, Tenant shall have a right of first refusal (“ROFR”) as to any rentable premises on the third floor of the Building (“Available ROFR Premises”).  To the extent that Landlord renews or extends a then-existing lease for space on the third floor with any then-existing tenant, or enters into a new lease for such space with such then-existing tenant, such space shall not be deemed to be Available ROFR Premises.  In the event Landlord intends to lease Available ROFR Premises and prior to entering into any binding obligation to lease such space, Landlord shall provide written notice thereof to Tenant (the “Notice of Offer”), specifying the terms and conditions of a proposed lease to Tenant of the Available ROFR Premises.

12.1.        Within fifteen (15) days following its receipt of a Notice of Offer, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFR Premises or, at Tenant’s option (in its sole discretion), the entire unoccupied rentable premises on the third floor of the Building, including the Available ROFR Premises, on the terms and conditions set forth in the Notice of Offer.  If Tenant fails to notify Landlord of Tenant’s election within said fifteen (15) day period, then Tenant shall be deemed to have elected not to lease the Available ROFR Premises.

12.2         If Tenant timely notifies Landlord that Tenant elects to lease the Available ROFR Premises or the entire unoccupied rentable premises on the third floor of the Building on the terms and conditions set forth in the Notice of Offer, then Landlord shall lease the Available ROFR Premises or the entire unoccupied rentable premises on the third floor of the Building, as applicable, to Tenant upon the terms and conditions set forth in the Notice of Offer.

12.3         If Tenant notifies Landlord that Tenant elects not to lease the Available ROFR Premises or the entire unoccupied rentable premises on the third floor of the Building on the terms and conditions set forth in the Notice of Offer, or if Tenant fails to notify Landlord of Tenant’s election within the fifteen (15) day period described above, then Landlord shall have the right to consummate the lease of the Available ROFR Premises on the same terms and conditions as set forth in the Notice of Offer following Tenant’s election (or deemed election) not to lease the Available ROFR Premises or the entire unoccupied rentable premises on the third floor of the Building.  If Landlord does not lease the Available ROFR Premises within one hundred eighty (180) days after Tenant’s election (or deemed election) not to lease the Available ROFR Premises or the entire unoccupied rentable premises on the third floor of the Building, then the ROFR shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFR Premises without first complying with the procedures set forth in this Article 12.

12.4         Notwithstanding anything in this Article 12 to the contrary, Tenant shall not exercise the ROFR during such period of time that Tenant is in default under any provision of the Lease, as amended hereby, beyond all notice and cure periods.  Any attempted exercise of the ROFR during a period of time in which Tenant is so in default beyond all notice and cure periods shall be void and of no effect.   In addition, Tenant shall not be entitled to exercise the ROFR if Landlord has given Tenant two (2) or more notices of (i) any monetary default or (ii) any material non-monetary default under the Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFR.

12.5         Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFR, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion; provided that this Section 12.5 shall not apply to a Permitted Transfer.

12.6         If Tenant exercises the ROFR, Landlord does not guarantee that the Available ROFR Premises will be available on the anticipated commencement date for the Lease as to such Available ROFR Premises in the event that the Available ROFR Premises is unavailable due to a holdover by the then-existing occupants of the Available ROFR Premises or for any other reason beyond Landlord’s reasonable control; provided that (i) all Tenant obligations under the Lease, as amended hereby, related to such Available ROFR Premises shall commence only if such Available ROFR Premises has been delivered to Tenant free and clear of all occupants (and all other conditions to the commencement of any such obligations have been satisfied) and (ii) Landlord shall use commercially reasonable efforts to deliver such Available ROFR Premises to Tenant free and clear of all occupants as soon as reasonably possible and, if such Available ROFR Premises, is not so delivered within ninety (90) days of the anticipated commencement date, Tenant shall have the right at any time thereafter until such Available ROFR Premises is so delivered, on thirty (30) days advance notice to Landlord, to withdraw its exercise of the ROFR with respect to such Available ROFR Premises.

13.           Utilities.  The first paragraph of Section 6.01 of the Lease is hereby deleted and replaced in its entirety with the following:

“Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises (“Utility Services”), together with any fees, surcharges and taxes thereon.  It is understood and agreed that Landlord shall be responsible for bringing Utility Service and telecommunications service to a common switching point(s) at the Building as shown on Exhibit 6.01 attached to the Lease (collectively, the “Utility Switching Points”).   The initial installation of metering of the Original Premises and Additional Premises for the purpose of measuring Tenant’s consumption of Utility Services is as set forth on the Metering Chart attached hereto as Exhibit C (the “Metering Chart”), and the allocation of the cost of installing, maintaining and repairing such metering between the parties is set forth on the Metering Chart.  All Utility Services serving the Original Premises or Additional Premises that are listed on the Metering Chart shall be separately metered or otherwise addressed as provided on the Metering Chart and Tenant shall pay for such Utility Services in the manner specified on the Metering Chart and consistent with the provisions of this paragraph related to the payment of such Utility Services charges.  Tenant shall pay all costs and expenses associated with any separately metered utilities provided exclusively to the Premises directly to the applicable service provider.  Tenant shall pay all costs and expenses associated with utility charges that are based on a check- or sub-metering metering installation based on Landlord’s reading of such meters directly to Landlord at the same rate paid by Landlord to the provider thereof.  Additional Rent for such utilities may be reasonably estimated monthly by Landlord, based on actual readings of sub- and “check” meters where applicable, and shall be paid monthly by Tenant within thirty (30) days after being billed with a final accounting based upon actual bills received from the utility providers following the conclusion of each fiscal year of the Building.  Tenant shall be provided with access to all meters (including sub and “check” meters) that measure Tenant’s consumption of Utility Services and, upon Tenant’s request, Landlord shall provide Tenant with reasonable supporting documentation (i) evidencing the rates paid by Landlord to providers of Utility Services or (ii) supporting the final accounting described above.  Tenant shall pay for any and all costs to install and connect Utility Services from the Utility Switching Points to the Premises.    Landlord shall be under no obligation as to any Utility Services beyond the foregoing responsibility to bring such Utility Services to the Utility Switching Points as required in the completion of the Base Building Work and Landlord shall not be liable for any interruption or failure in the supply of any utilities or Utility Services, except to the extent expressly set forth below.”

14.           Operating Expenses.  The third parenthetical in the first paragraph of Section 8.01 of the Lease is hereby deleted in its entirety and replace with the following language:  “(other than Utility Services to tenants in their demised premises if Tenant is directly responsible for payment under the Lease on account of such Utility Service consumed by Tenant)”.  For the avoidance of doubt, in no event shall Operating Expenses or other amounts charged to Tenant under the Lease, as amended hereby, include the costs of Utility Services to other tenants of the Building in their demised premises if Tenant is responsible for payment under the Lease, as amended hereby, for Tenant’s actual consumption of such Utility Service.

15.           Broker. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CB Richard Ellis, Inc. (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with the representation of Tenant in connection with this Amendment.  Landlord shall compensate Broker in relation to this Amendment pursuant to a separate agreement between Landlord and Broker.

15.1         Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Amendment, other than as contained in this Amendment.

15.2         Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Amendment.  Landlord is executing this Amendment in reliance upon Tenant’s representations, warranties and agreements contained within Section 15, Section 15.1 and this Section 15.2.

15.3         Tenant agrees to indemnify, save, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any other broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

15.4         Landlord shall pay any commission, fee or other compensation due to any Landlord broker(s) in connection with this Amendment.  Landlord agrees to indemnify, save, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

16.           Effect of Amendment.  Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed.  The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, as amended hereby, their respective assigns.  In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the Execution Date, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

17.           Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.

18.           Counterparts.  This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

19.           Authority.  Landlord and Tenant have all necessary and proper authority, without the need for the consent of any other person or entity, to enter into and perform under this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ Jonathan P. Klassen
Name:	Jonathan P. Klassen
Title:	VP, Legal and Secretary

TENANT:

IRONWOOD PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ J DeTore
Name:	J DeTore
Title:	VP, Finance